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                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                (INCLUDING ANY ASSOCIATED STOCK PURCHASE RIGHTS)

                                       OF

                         GUARANTY NATIONAL CORPORATION

                                       AT

                              $36.00 NET PER SHARE

                                       BY

                           ORION CAPITAL CORPORATION

     THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT NEW YORK CITY TIME, ON THURSDAY, DECEMBER 4, 1997, UNLESS THE OFFER IS EXTENDED.

                                                                November 5, 1997

To Brokers, Dealers, Commercial Banks,
  Trust Companies and Nominees:

     We have been appointed by Orion Capital Corporation, a Delaware corporation ("Orion") to act as Dealer Manager in connection with Orion's offer to purchase any and all shares of common stock, $1.00 par value per share (the "Shares"), of Guaranty National Corporation, a Colorado corporation (the "Guaranty"), at $36.00 per Share, net to the seller in cash upon the terms and subject to the conditions set forth in the Offer to Purchase dated November 5, 1997 and in the related Letter of Transmittal (which together constitute the "Offer"). We are enclosing herewith the material listed below relating to the Offer.

     THE OFFER IS CONDITIONED ON THERE BEING TENDERED A MINIMUM OF 50.01% OF THE SHARES NOT OWNED BY ORION OR ITS WHOLLY-OWNED SUBSIDIARIES, AND THE RECEIPT OF ALL REQUIRED REGULATORY APPROVALS, IF ANY, ON TERMS AND CONDITIONS SATISFACTORY TO ORION. THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS.

     THE OFFER IS BEING MADE PURSUANT TO THE AGREEMENT AND PLAN OF MERGER, DATED OCTOBER 31, 1997, BY AND BETWEEN ORION AND GUARANTY. THE BOARD OF DIRECTORS OF GUARANTY HAS UNANIMOUSLY APPROVED THE OFFER, THE MERGER AND THE MERGER AGREEMENT AND DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF GUARANTY'S STOCKHOLDERS AND RECOMMENDS THAT GUARANTY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES.

     We are asking you to contact your clients for whom you hold Shares registered in your name (or in the name of your nominee) or who hold Shares registered in their own names. No fees or commissions will be payable to brokers, dealers or other persons for soliciting tenders of Shares pursuant to the Offer. Orion will, however, upon request reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. Orion will pay all transfer taxes on its purchase of Shares, subject to Instruction 6 of the Letter of Transmittal.

     For your information and for forwarding to your clients we are enclosing the following documents:

     (1) Offer to Purchase, dated November 5, 1997.

     (2) Letter of Transmittal to be used by holders of Shares to tender Shares and for the information of your clients. Facsimile copies of the Letter of Transmittal may be used to tender Shares.

     (3) A letter to shareholders of Guaranty from James R. Pouliot, President and Chief Executive Officer of Guaranty, together with a Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by Guaranty and recommending that shareholders accept the Offer and tender their Shares.

     (4) Notice of Guaranteed Delivery;

     (5) Letter which may be sent to your clients for whose accounts you hold Shares registered in your name (or in the name of your nominee), with space provided for obtaining such clients' Instructions with regard to the Offer;

     (6) Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number;

     (7) Return envelopes addressed to the Depositary.

     YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS PROMPTLY. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE ON DECEMBER 4, 1997, AT 12:00 MIDNIGHT, NEW YORK CITY TIME, UNLESS THE OFFER IS EXTENDED.
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     In order to accept the Offer, a duly executed and properly completed Letter of Transmittal and any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase), in connection with a book-entry delivery of Shares, and any other required documents should be sent to the Depositary and either Share certificates representing the tendered Shares should be delivered to the Depositary, or Shares should be tendered by book-entry transfer into the Depositary's account maintained at one of the Book Entry Transfer Facilities (as described in the Offer to Purchase), all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

     If holders of Shares wish to tender their Shares but it is impracticable for them to forward their certificates on or prior to the expiration date, such Shares may be tendered pursuant to the guaranteed delivery procedures set forth in Section 3 of the Offer to Purchase.

     Your solicitation of tenders of Shares will constitute your representation to Orion that (i) in connection with such solicitation, you have complied with the applicable requirements of the Securities Exchange Act of 1934 and the applicable rules and regulations thereunder; (ii) if a foreign broker or dealer, you have conformed to the Rules of Fair Practice of the National Association of Securities Dealers, Inc. in making solicitations; and (iii) in soliciting tenders of Shares, you have not used any soliciting materials other than those furnished by Orion.

     The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction.

     Additional copies of the enclosed material may be obtained from D.F. King & Co., Inc., the Information Agent, or from Donaldson, Lufkin & Jenrette Securities Corporation, the Dealer Manager, at the addresses set forth below. Any questions or requests you may have with respect to the Offer should be directed to the undersigned at the addresses and telephone numbers listed below.

                                      Very truly yours,

                                      DONALDSON, LUFKIN & JENRETTE
                                         Securities Corporation

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF ANY OF ORION, THE INFORMATION AGENT, THE DEALER MANAGER OR THE DEPOSITARY OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS OR USE ANY MATERIAL ON THEIR BEHALF WITH RESPECT TO THE OFFER, OTHER THAN THE MATERIAL ENCLOSED HEREWITH AND THE STATEMENTS SPECIFICALLY SET FORTH IN SUCH MATERIAL.

                             D.F. KING & CO., INC.
                               INFORMATION AGENT

                                77 Water Street
                               New York, NY 10005
                                 (212) 269-5550
                                 (Call Collect)

                         CALL TOLL FREE (800) 290-6429

                      The Dealer Manager for the Offer is:

                          DONALDSON, LUFKIN & JENRETTE
                             SECURITIES CORPORATION
                                277 Park Avenue
                            New York, New York 10172
                         (212) 892-7700 (Call Collect)